UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 2, 2005
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On September 2, 2005, Advanta Corp. (“Advanta”) and Chase Manhattan Mortgage Corp. (“Chase”) reached a settlement regarding the claims and counterclaims raised by Chase and Advanta in federal and state courts in 2004, as described more fully below (the “2004 Litigation”). As a result of the settlement of the 2004 Litigation (the “Chase II Settlement”), Chase will pay $8.75 million (the “Settlement Amount”) plus interest to Advanta, as of the date the District Court enters its judgment in the litigation involving the previously disclosed initial complaint filed by Chase against Advanta in the United States District Court for the District of Delaware in 2001 (the “2001 Litigation”) and the counterclaim filed by Advanta against Chase (the “2001 Counterclaim”). The Chase II Settlement will be reflected in Advanta’s third quarter 2005 results and is expected to result in a gain on discontinued operations, net of tax, and an increase in consolidated net income of approximately $2 million. As part of the Chase II Settlement, the parties have agreed to dismiss with prejudice the claims and counterclaims comprising the 2004 Litigation that were filed during 2004 and are pending in the Court of Common Pleas and the District Court that are described below. Also as part of the Chase II Settlement, Advanta has agreed to dismiss its 2001 Counterclaim because it was resolved as part of the Chase II Settlement and, in the event that the court rules in its favor on the 2001 Counterclaim before Advanta files its dismissal, Advanta has agreed that it will not collect any damages it may be awarded for the 2001 Counterclaim. In all other respects, the 2001 Litigation will not be impacted by the Chase II Settlement.
The claims and counterclaims referred to above in this Form 8-K as the 2004 Litigation commenced on February 13, 2004, when Advanta Corp. filed a Writ of Summons against Chase in Montgomery County, Pennsylvania Court of Common Pleas, which was amended on March 4, 2004; and on March 8, 2004, Advanta filed a Second Amended Writ of Summons and a Complaint against Chase in Montgomery County, Pennsylvania Court of Common Pleas (the “Court of Common Pleas”) seeking damages of at least $17.7 million. In May 2004, Chase filed an answer to the complaint and asserted a new matter and counterclaims seeking damages of at least $5 million. On August 2, 2004, Advanta filed its reply to Chase’s new matter and counterclaims. On February 23, 2004 and June 4, 2004, Chase filed a complaint and a first amended complaint against Advanta in the United States District Court for the District of Delaware seeking damages of at least $7 million. On August 9, 2004, Advanta filed its answer, affirmative defenses and counterclaims to the first amended complaint in the United States District Court for the District of Delaware (the “District Court”), asserting substantially the same claims and damages as in the Montgomery County, Pennsylvania action. As described above, all of these claims and counterclaims will be dismissed with prejudice as part of the Chase II Settlement.
Recent Developments
On September 8, 2005, the District Court entered its judgment in the 2001 Litigation and the 2001 Counterclaim. The District Court denied all of Chase’s claims of fraud and negligent misrepresentation, and a number of its contract claims. The District Court also rejected Chase’s claims for damages of over $88 million plus interest on a pre-tax basis, except for one contract claim involving $17.5 million plus interest on a pre-tax basis. The District Court ruled in Advanta’s favor on its 2001 Counterclaim for $824,190 plus interest which, as discussed above, Advanta has agreed not to collect pursuant to the Chase II Settlement. Advanta is currently evaluating the District Court’s decision, including the impact on its financial statements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)
Date: September 9, 2005

By:	/s/ Elizabeth H. Mai
Elizabeth H. Mai
Senior Vice President, Chief Administrative Officer, Secretary and General Counsel